Exhibit (s)

Calculation of Filing Fees Tables

Form N-2

(Form Type)

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)			$96,938,767	$147.60	$14,309	—	—	—	—
Fees Previously Paid	---	---	---	---	---	---	---	---	---	---	---	---
Carry Forward Securities

Carry Forward Securities	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	415(a)(6)	---	---	$203,061,233(1)	$92.70	—	N-2	333-260203	November 10, 2021	$18,824

Total Offering Amounts						$300,000,000(1)		$33,133(3)
Total Fees Previously Paid						$203,061,233		$18,824
Total Fee Offsets								---
Net Fee Due								$14,309

(1)	Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, this Registration Statement carries forward $203,061,233 of shares of beneficial interest that were previously registered pursuant to Registrant’s Registration Statement on Form N-2 (File No. 333-266719) effective November 10, 2021 (the “Prior Registration Statement”) and which remain unallocated as of the filing date of this Registration Statement (the “Unallocated Shares”)
(2)	There is being registered hereunder an indeterminate principal amount of common or preferred stock or subscription rights to purchase common stock, preferred stock or common and preferred stock as may be sold, from time to time. In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $300,000,000.
(3)	Amount represents $18,824 previously paid to register $203,061,233 of unsold shares, plus $14,309 to register the additional $96,938,767 of shares of beneficial interest registered hereby. Effective October 1, 2023, the filing fee rate was increased to $147.60 per million dollars of the proposed maximum aggregate offering price of the securities to be registered.